AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of September 1, 2016, by and
between J.P. Morgan Investment Management Inc. and J.P.
Morgan Private Investments Inc. to the Investment Sub-Advisory Agreement dated August 25, 2010 relating to the JPMorgan Access Multi-Strategy Fund L.L.C. (the
"Agreement").
      WHEREAS, the parties hereto wish to amend the
Agreement to lower the sub-advisory fee from 1.10% to
0.85%.
      NOW, THEREFORE, in consideration of the mutual
premises and covenants herein set forth, the parties agree
as follows:
1.	Capitalized terms not otherwise defined herein shall
have the same meaning as are set forth in the
Agreement.
2.	As of the date of the Amendment, Appendix A in the
Agreement is replaced with new Appendix A attached
hereto.
3.	Other than as amended herein, the Agreement remains in
full force and effect.
4.	This Amendment shall inure to the benefit of and be
binding upon the parties hereto and their respective successors and permitted assigns.
5. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.



*  *  *  *

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

JPMorgan Investment Management Inc.



By:  /s/ Brian Shlissel

Name: Brian Shlissel

Title:  Managing Director





J.P. Morgan Private Investments Inc.


By: /s/ Thomas C. Byrnes

Name:  Thomas C. Byrnes

Title:  Vice President



Appendix A

For the services provided by Subadviser to the Fund, pursuant to the attached Investment Sub-Advisory Agreement, the Adviser will pay the Subadviser a fee, computed and payable monthly, based on the month-end capital account balance of each member of the Fund at the following annual rate of the Assets as determined by the Fund's accounting agent:





FUND                                                  RATE
J.P. Morgan Access Multi-Strategy Fund, L.L.C.        0.85%